Exhibit No. 23

               CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS


       We consent to the incorporation by reference in this Annual Report on Form 10-K of Journal Communications, Inc. of our report dated February 3, 1997, included in the 1996 Annual Report to Shareholders of Journal Communications, Inc.

       Our audits also included the financial statement schedule of Journal Communications, Inc. listed in item 14(a). This schedule is the responsibility of the company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

       We also consent to the incorporation by reference in the Registration Statements of Forms S-8 (File Nos. 2-79770, 33-14771 and 333-15669) pertain-ing to the Journal Communications, Inc. Employes' Individual Retirement Agreement, the Journal Employes' Stock Trust, and the Journal Communica-tions, Inc. Employes' Stock Trust filing of November 5, 1996 with respect to 1,500,000 units of beneficial interest in said trust, of our report dated February 3, 1997 with respect to the consolidated financial statements and schedule of Journal Communications, Inc. included and incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.


   Milwaukee, Wisconsin          ERNST & YOUNG, LLP
   March 31, 1997